Tix Corporation Announces the Acquisition of National Ticket Broker AnyEvent.Com

Studio City, California - March 19, 2007 - TIX CORPORATION (OTCBB: TIXC) (the “Company”) is pleased to announce the acquisition of AnyEvent.com for cash and restricted stock. AnyEvent.com along with 800/AnyEvent is a national ticket broker with offices in Cleveland, Ohio and Las Vegas, Nevada that handles tickets for concerts, sports, and theater events throughout the country.

Tix Corporation entered into a key employment contract with John Pirample, owner of AnyEvent.com. Mr. Pirample has over 25 years of experience in the ticketing business and will direct this division of the Company.

Tix Corporation has developed new marketing methodology for the sale of premium tickets for live theater, shows, concerts and sports events throughout the USA. The objective is for AnyEvent.com to provide the sales engine to successfully market Tix’s anticipated supply of premium seating for many premiere events in Las Vegas and the USA. The sales of these tickets will be conducted both online and via local marketing efforts.

Mitch Francis, CEO of Tix Corporation commented, “Tix Corporation is delighted to welcome John Pirample and his organization, whose tremendous expertise will assist in creating and executing our strategy for marketing the best seats to highly desired events.” He continued, “We believe this addition of premium ticket sales will compliment our Las Vegas same-day discount ticket operation, Tix4Tonight, where we currently sell more than 50,000 tickets per month. It is possible that we will sell the best seats for an event at a premium price, and also the few remaining seats at a discount just prior to show time.”

John Pirample stated, “I am excited to participate in Tix’s efforts to develop a major premium ticket sales machine. I know our 25 years of experience and nation-wide industry contacts will greatly aid and facilitate this endeavor.”

Tix Corporation’s wholly-owned subsidiary, Tix4Tonight, sells tickets for Las Vegas shows, concerts, attractions and sporting events at half-price, on the same day of the performance. Additionally, the Company’s newTix4Stand-byGolf division offers discount golf tee times for over 35 courses in Las Vegas for both same-day and advanced bookings and its Tix4Dinners subsidiary offers up to 50% off entrees at local Las Vegas restaurants and buffets.

Tix4Tonight has four prime ticket booth facilities, strategically placed at highly foot-trafficked locations in Las Vegas, Nevada. They include the Hawaiian Marketplace at the South end of the Strip, the Fashion Show Mall in front of Neiman Marcus, directly across the street from the new Wynn Resort at the middle of the Strip, North Strip, just South of the Riviera Hotel, and a downtown Las Vegas facility in the Four Queens Hotel, fronting onto the Fremont Street Experience.

For more information and answers to typical questions about how the Tix4Tonight service works, call 877-849-4868 or visit www.tix4tonight.com.

Cautionary Statement pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

All statements in this news release that are not statements of historical fact are deemed to be forward-looking statements. These forward-looking statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Many of these risks and uncertainties are identified in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements. This document is only for the general information of shareholders, potential investors and other interested parties, and is not to be construed as an offer to sell or the solicitation of an offer to buy any securities. The opinions expressed herein are the current opinions of management as of the date appearing on this document.

Press Release Source: TIX CORPORATION

Media Contacts:
TIX CORPORATION
Mitch Francis, Chief Executive Officer
818-761-1002

For further information contact Fred Frisco, Tix Corporation Investor Relations, at 908-227-3949.